EXHIBIT 5.02

INVESTORS CAPITAL HOLDINGS, LTD.

Amended and Restated
Equity and Cash Bonus Incentive Plan

1.   PURPOSES

The purpose of the Investors Capital Holdings, Ltd. Amended and Restated Equity and Cash Bonus Incentive Plan (this “Plan”) is to serve as a vehicle through which the Human Resources Committee (the “Committee”) of Investors Capital Holdings, Ltd., a Delaware corporation (the “Company”), can make incentive awards to align the interests of individuals who are employees, individual contractors and directors with respect to Participating Companies (“Contributors”) with shareholders in value creation, attract and retain highly qualified Contributors and encourage the long-term holding of Company equity.

Accordingly, the Plan provides for, but does not require, the granting by the Committee of cash bonuses, Stock, incentive stock options, nonqualified stock options, or any combination of the foregoing, as is best suited to the needs and circumstances of the Company and its Affiliates and those who have an impact on short-term goals and/or the long-term growth thereof.

2.   INCENTIVE PROGRAMS – OVERVIEW

The Committee, under the general guidance of the Board, has determined that a substantial portion of the compensation to Contributors should be at risk to Company and/or individual performance as reflected in a performance methodology established or continued by the Committee for each fiscal year or other period of time designated by the Committee (each a “Performance Period”).  The performance methodology for each Performance Period will be set forth in an Incentive Program adopted by the Committee.

A key element of the Plan is to permit the Committee flexibility in designing the Incentive Programs.  For instance, an Incentive Program may be structured as an incentive pool to be allocated among Participants, subject to a cap, or by reference to particular target awards to individual Participants. Each Incentive Program can select from a menu of incentives available under this Plan and include payouts of cash awards and/or the issuances of restricted stock or other equity awards, the combination of which is established in each Incentive Program and can be tailored annually to the prevailing business environment or individual needs of Participants, as established by the Committee in each Incentive Program.

As an example, the Incentive Program for a particular Performance Period could be based on an incentive pool equal to a percentage of the annual increase (if any) in operating income before deduction for incentive awards, which percentage is set not later than the Outside Rules Date, to be allocated among Participants pursuant to a formulaic methodology determined by such date. Alternatively, an Incentive Program could be based on attaining one or more other Performance Criteria as determined for that Program.

The Plan also permits the awarding of equity incentives not determined under any Incentive Program as the Committee deems appropriate, consistent with the purposes of the Plan.

3.   RULES APPLICABLE TO INCENTIVE PROGRAMS

(a)
Methodology.    The Committee may establish an Incentive Program for a Performance Period no later than the Outside Rules Date for that Performance Period.  Each Incentive Program shall include the methodology to be applied to determine (subject to adjustments as permitted under this Plan), how the dollar value to be available for Awards for such Performance Period will be allocated depending upon, among other things, the level of personal, group, Company and/or other performance achieved with respect to one or more Performance Criteria established in advance for the Performance Period, all as determined by the Committee.  Such methodology may, among other things, make reference to achievement of a percentage of an overall Company Performance Criterion such as operating income, net income or adjusted earnings before interest, taxes, depreciation and amortization.  The level or levels of performance specified with respect to a Performance Criterion may be established in absolute terms, in terms that are relative to performance in prior periods or performance of one or more peer companies or an index covering multiple companies, or otherwise as the Committee may determine.  The methodology applicable to Covered Executives in any Incentive Program will comply with the requirements for “qualified performance-based compensation” under Code Section 162(m).

(b)
Permitted Adjustments.   Prior to the Outside Rules Date, the Committee may make provision for excluding the effect on the amount of any incentive pool established as a part of an Incentive Program of the following:  (i) extraordinary events, (ii) restructurings, (iii) discontinued operations, (iv) changes in accounting methods, practices or policies and (v) other unusual or non-recurring items.  To the extent necessary to preserve the intended economic effects of the Plan to the Company and the Participants, the Committee may adjust the amount available for Awards, individually or to any incentive pool or both, to take into account such corporate transactions or changes in accounting or other relevant rules or regulations as it deems appropriate at any time; provided, however , that no adjustment hereunder shall be authorized or made if and to the extent that the Committee determines that such authority or the making of such adjustment would cause the Awards for any Covered Executive to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

(c)	Participants/Forms of Award Payout.

i.
The Committee shall identify the Participants for each Incentive Program for the Performance Period and the manner in which the amount available for Awards, when determined at the end of the Performance Period, shall be allocated to each such Participant; and if such amount is structured as an incentive pool, the Participant’s share of the pool; provide that, such shares shall not exceed, in the aggregate, 100% of the incentive pool.  (If the aggregate shares allotted for the Performance Period total less than the amount of any applicable incentive pool, the Committee shall have discretion to reduce the incentive pool by such amount as it considers appropriate, and adjust the shares, proportionately or not, to total 100% of the incentive pool for that Performance Period.)

ii.
The Incentive Program will provide the manner in which the dollar value available for Awards to particular Participants will be allocated between cash and/or one or more of the Equity Awards available under this Plan.  Equity Awards shall be governed by the applicable provisions of this Plan, including a requirement conditioning receipt of an Equity Award upon the execution of an Award Agreement by the Participant. For purposes of the allocation, the Fair Market Value of the Equity Award shall be determined as of the date of the making of such Award as specified in the applicable Award Agreement, and consistent with the requirements of Section 409A of the Code.

iii.
The amount or value of an Award under the Incentive Program may, but need not, be expressed as a percentage of a Participant’s base salary as in effect on one or more specified dates.  The Committee may, in its sole discretion, (a) reduce the amount otherwise payable to any Participant, (b) increase the amount otherwise payable to any Participant who is not a Covered Executive, or (c) alter the percentage portion of an award payable in cash or equity, in each such case at any time prior to the payment of the Award to the Participant.

iv.
A Covered Executive shall not be granted Awards for all of the Plan Years commencing in a calendar year that cause the Covered Executive in the aggregate to earn a payment in excess of two hundred (200%) percent of the Covered Executive’s base salary in effect at the end of such calendar year.

v.	No Contributor shall, at any time, have a right to be a Participant in any Incentive Program, for any reason, including the individual’s prior participation in any Incentive Program.

(d)
Failure to Remain Employed; Certification of Incentive Program Terms. Except as otherwise may be determined by the Committee in its sole discretion, no Participant shall receive an Award if he or she fails for any reason to remain employed by a Participating Company through the end of the applicable Performance Period and to the date of payment; provided, however , that no Participant who is a Covered Executive shall be entitled to receipt of an Award hereunder until the Committee certifies in writing that the applicable Performance Criteria have been satisfied, and/or that any applicable incentive pool has been properly determined, all in accordance with the related Incentive Program, and that any other material terms of the Plan and the applicable Incentive Program in fact have been satisfied. (Such written certification may take the form of minutes of the Committee).

(e)
Death or Disability.   If the employment of a Participant who is not a Covered Executive terminates during the applicable Performance Period by reason of death, Disability or Retirement, the Committee may in its sole discretion authorize payment to the Participant (or his or her estate or designated beneficiary in the case of Awards payable in the Company’s common stock) of all or part of the Award to which that Participant would have been entitled had he or she been employed by the Company through the end of the applicable Performance Period, provided that the Committee takes such action within twelve months after such termination of employment.

(f)
Conditions on Awards.  Awards shall be subject to such conditions, including deferral of settlement, risks of forfeiture, holding requirements and other terms and conditions, if any, as shall be specified by the Committee.

(g)	Non-uniformity of Awards. The provisions of Awards need not be the same with respect to each Participant, regardless of similarities among Participants.

(h)
Time of Payment.  Except as otherwise determined by the Committee, any amounts payable in respect of Awards for a Performance Period generally will be paid or otherwise granted as soon as practicable after the end of the Performance Period and not later than March 15 of the year following the Performance Period or at such other time as to allow the payment to be a “short term deferral” or otherwise not subject to Section 409A of the Code, as determined under the Section 409A Rules.

(i)
Deferral of Payment. The Committee may, in its sole discretion, permit a Participant to defer receipt of an Award, subject to such terms and conditions as the Committee shall impose, in a manner consistent with the rules of Section 409A of the Code and otherwise to avoid recognition of income prior to actual receipt of the payment.

(j)
Reductions of Individual Awards.  The Committee is authorized at any time during or after a Performance Period to reduce or eliminate the Awards of any Participant for any reason, including, without limitation, changes in the position or duties of any Participant with the Participating Company during or after a Performance Period, whether due to any termination of employment (including death, disability, Retirement, voluntary termination or termination with or without cause) or otherwise.

(k)
Change in Capital Structure.  In addition, to the extent deemed advisable by the Committee to preserve the intended economic effects of this Plan to the Participating Company and the Participants, the Committee shall adjust Awards to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, such as any merger of the Company or any subsidiary into another corporation, any consolidation of the Company or any subsidiary into another corporation, any separation of the Company or any subsidiary (including a spin-off or the distribution of stock or property of the Company or any subsidiary), any reorganization of the Company or any subsidiary or a large, special and non-recurring dividend paid or distributed by the Company (whether or not such reorganization comes within the definition of Section 368 of the Code), (iii) any partial or complete liquidation of the Company or any subsidiary or (iv) a change in accounting or other relevant rules or regulations; provided, however, that no adjustment hereunder shall be authorized or made if and to the extent that the Committee determines that such authority or the making of such adjustment would cause the Awards to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

(l)	Additional Rules.

i.
Reduction in Awards for Covered Executives.  The Committee shall have the discretion to reduce or eliminate the Awards otherwise payable to a Covered Executive if it determines that such a reduction or elimination of the bonus is in the best interests of the Company.

ii.
Termination of Employment.  Except as may be provided for by a written contract between a Participating Company and a Participant, in the event the employment of a Participant terminates for any reason during a Performance Period or prior to payment or other grant of an Award, he or she (or his or her Beneficiary, in the case of death) shall not be entitled to receive any Awards for such Performance Period unless the Committee, in its sole and absolute discretion, elects to pay or otherwise grant all or any part of the Award to such Participant or Beneficiary.

iii.
Claw Back of Awards.   The Committee shall have the authority to require a Participant to repay to the Company all or any portion of an Award in the event it is later determined that the financial or other information on which such Award was calculated was inaccurate in any material respect such that any performance applicable to the determination of the Award would not have been achieved or would have been achieved at a different level, such adjustment to be determined by the Committee in its sole discretion.  In lieu of such repayment, the Committee may authorize in its discretion that money or other property of like value instead be withheld from any other payments due to the Participant up to the amount of the required repayment.

iv.
Cash Awards.   Except as otherwise specifically provided in connection with the settlement of an Equity Award, awards of cash under this Plan shall only be made to Participants who are Contributors and only pursuant to the terms of an Incentive Program.

4.   GRANT OF EQUITY AWARDS/AWARD AGREEMENTS FOR EQUITY AWARDS

(a)
Grant of Equity Awards.   Subject to the provisions of this Plan, the Committee from time to time may make Awards of Stock ( Section 6 ) and/or Options ( Section 5 ), in conjunction with an Incentive Program or otherwise, and shall (i)  designate those persons or groups of persons to whom Equity Awards are to be granted; (ii) determine the form or forms of Equity Award to be granted to such Awardees; (iii) determine the amount or number of shares of Stock subject to each Equity Award; and (iv) determine the terms and conditions of each Award Agreement.

(b)
Award Agreements. Each Equity Award granted under this Plan, including the Award of Stock as a portion of the payout of an Incentive Program, shall be evidenced by, and conditioned upon the execution of, an Award Agreement. Such Award Agreement shall be subject to and incorporate the express terms and conditions, if any, required under this Plan or as required by the Committee, including, but not limited to: protective covenants, stock ownership requirements, vesting provisions and minimum holding periods for Stock received pursuant to such Awards.  The Award Agreement may also provide such rules as the Committee may require to provide for the exchange of shares of Stock.

(c)	Shares Subject to the Plan

i.
The aggregate number of shares of Stock that may be awarded under this Plan shall not exceed 2,000,000 million (2,000,000) shares, 548,469 of which have been issued or reserved for issuance on the Effective Date under the 2005 Plan, 451,531 of which remain as authorized under the 2005 Plan, and 1,000,000 of which are newly authorized and subject to ratification by Stockholders .

ii.
Subject to the above limitations, shares of Stock to be issued under this Plan may be made available from the authorized but unissued shares, or by the purchase of outstanding shares. If any Awards under this Plan are forfeited, terminated, expire unexercised, are settled in cash in lieu of Stock or are exchanged for other Awards, the shares of Stock that were theretofore subject to such Awards shall again be available for Awards under this Plan to the extent of such forfeiture or expiration of such Awards.

(d)
Adjustments in Event of Change in Common Stock.   In the event of any recapitalization, reclassification, split-up or consolidation of shares of Stock or stock dividend, merger or consolidation of the Company or sale by the Company of all or a portion of its assets, the Committee may make such adjustments in the Stock subject to Awards, including Stock subject to purchase by an Option, or the terms, conditions or restrictions on Stock or Awards, including the price payable upon the exercise of such Option, as the Committee deems equitable. With respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments shall be made only to the extent that the Committee determines that such adjustments may be made without a loss of deductibility for such Awards under Section 162(m) of the Code.

(e)	Change in Control

i.
Options Upon a Change in Control.   Each outstanding Option granted under this Plan shall become immediately exercisable in full for the aggregate number of shares covered thereby upon the occurrence of a Change in Control and shall continue to be exercisable in full for cash for a period of 60 calendar days beginning on the date that such Change in Control occurs and ending on the 60 th calendar day following that date; provided, however, that no Option shall be exercisable beyond the expiration date of its original term.

ii.
Options shall not terminate and shall continue to be fully exercisable for a period of seven months following the occurrence of a Change in Control in the case of an individual who is terminated as a Contributor other than for just cause or who voluntarily terminates his or her employment because he or she in good faith believes that as a result of such Change in Control he or she is unable effectively to discharge the duties of the position he or she occupied just prior to the occurrence of such Change in Control.  For this purpose only, termination shall be for “just cause” only if such termination is based on fraud, misappropriation or embezzlement on the part of the individual that results in a final conviction of a felony.  Under no circumstances, however, shall any Option or Right be exercised beyond the expiration date of its original term.

iii.
Stock Upon a Change of Control .  Unless otherwise provided in an applicable Award Agreement, each outstanding share of Stock granted under this Plan that has not fully vested prior thereto shall become immediately vested upon the occurrence of a Change in Control

(f)	Certificates for Awards of Stock

i.
The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (A) the listing of such shares on any stock exchange on which the Stock may then be listed, (B) the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body that the Company shall, in its sole discretion, determine to be necessary or advisable or (C) any exchange for Class B Shares as provided for in subsection (iii) below.  Further, shares otherwise issuable in certificated form may be issued instead in book entry form until all applicable vesting requirements are fully satisfied.

ii.
All certificates for shares of Stock delivered under this Plan shall also be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this Section 4(f)(ii) shall not be effective if and to the extent that the shares of Stock delivered under this Plan are covered by an effective and current registration statement under the Securities Act of 1933, or if and so long as the Committee determines that application of such provisions is no longer required or desirable. In making such determination, the Committee may rely upon an opinion of counsel for the Company.

iii.
Except for the restrictions on Restricted Stock under an applicable Award Agreement and this Plan, each person who receives Stock in settlement of an Award of Stock, shall have all of the rights of a shareholder with respect to such shares, including the right to receive dividends and other distributions, but excluding the right to vote the shares if so provided in the applicable Award Agreement or pending an exchange for Class B Shares under Section 6(h) . No person awarded an Option shall have any right as a shareholder with respect to any shares covered by his or her Option prior to the date of issuance to him or her of a certificate or certificates for such shares.

5.   RULES APPLICABLE TO GRANTS OF STOCK OPTIONS

(a)
Grant of Options/Terms.   With respect to Options, the Committee shall (i) authorize the granting of Incentive Stock Options, Nonqualified Stock Options, or a combination of Incentive Stock Options and Nonqualified Stock Options; (ii) determine the number of shares of Stock subject to each Option; and (iv) determine the time or times when and the manner in which each Option shall be exercisable and the duration of the exercise period.

(b)
Exercise Period.   The exercise period for a Nonqualified Stock Option shall not exceed ten years from the date of grant, and the exercise period for an Incentive Stock Option shall not exceed ten years from the date of grant.

(c)
Fair Market Value Exercise Price.   The Option price per share shall be determined by the Committee at the time any Option is granted and shall be not less than the Fair Market Value on the date the Option is granted of one share of the Stock of the class and series to be received upon exercise of the Option.

(d)
Minimum Pre-exercise Holding Period.   To the extent set forth in an applicable Award Agreement, an Option or designated portion thereof may not be exercised until the Awardee shall have remained a Contributor with respect to a Participating Company for such period after the date of grant as the Committee may specify, if any, and the Committee may further require exercisability in installments.

(e)
Tender of Stock or Cash for Exercise Price/Cashless Exercise.   The purchase price of the shares as to which an Option shall be exercised shall be paid to the Company at the time of exercise either in cash or Stock already owned by the optionee having a total Fair Market Value equal to the purchase price, or a combination of cash and Stock having a total fair market value, as so determined, equal to the purchase price. The Committee shall determine acceptable methods for tendering Stock as payment upon exercise of an Option and may impose such limitations and prohibitions on the use of Stock to exercise an Option as it deems appropriate.  The foregoing notwithstanding, the Committee also may authorize a mechanism for net exercise of Options.

(f)
Death of an Option Holder.   Unless the Award Agreement shall provide otherwise, if the Awardee of an Option shall die before such Option has expired, his or her Option may be exercised in full by the person or persons to whom the Awardee’s rights under the Option pass by will, or if no such person has such right, by his or her executors or administrators, at any time, or from time to time, within one year after the date of the Awardee’s death or within such other period, and subject to such terms and conditions as the Committee may specify, but not later than the expiration date specified in such Option.

(g)
Termination of Status as a Contributor.   The following terms shall apply in the event of the termination of employment or other status as a Contributor of an individual to whom an Award of Options has been made:

A.
If the Awardee’s status as a Contributor terminates because of his or her Retirement or Total Disability, he or she may exercise his or her Options in full at any time, or from time to time, within five years after the date of the termination or within such other period, and subject to such terms and conditions, as the Committee may specify, but not later than the expiration date specified in such Option. Any such Options not fully exercisable immediately prior to such optionee’s Retirement shall become fully exercisable upon such Retirement unless the Committee, in its sole discretion, shall otherwise determine.

B.
Except as provided in Section 4(e)(ii) , if the Awardee shall voluntarily resign before eligibility for Retirement or he or she is terminated for cause as determined by the Committee, the Options shall be cancelled coincident with the effective date of the termination of employment.

C.
If the Awardee’s termination as a Contributor is for any other reason, he or she may exercise his or her Options, to the extent that he or she shall have been entitled to do so at the date of the termination, at any time, or from time to time, within three months after the date of such termination or within such other period, and subject to such terms and conditions as the Committee may specify, but not later than the expiration date specified in such Option.

(h)
Restricted Transfer.   No Option granted under this Plan shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the optionee, an Option shall be exercisable only by the person to whom the Option is granted.

(i)
Incentive Stock Options . Any Option issued hereunder that is intended to qualify as an Incentive Stock Option shall be subject to such limitations or requirements as may be necessary for the purposes of Section 422 of the Code or any regulations and rulings thereunder to the extent and in such form as determined by the Committee in its discretion, and may only be issued to an employee of a Participating Company.  In addition to the rules set forth above for Incentive Stock Options, the Committee shall specify such terms and provisions as the Committee may determine to be necessary or desirable in order to qualify each Option so designated as an “incentive stock option” within the meaning of Section 422 of the Code.

6.   RULES APPLICABLE TO GRANTS OF STOCK

(a)
Restriction Period.   If and as set forth in the applicable Award Agreement, Stock awarded under this Plan shall be subject to a restriction period (after which restrictions will lapse), which shall mean a period commencing on the date the Award is granted and ending on such date as the Committee shall determine (the “Restriction Period”). The Committee may provide for the lapse of restrictions in installments where deemed appropriate.

(b)
Forfeiture upon Termination as a Contributor.   Except when the Committee determines otherwise or as otherwise provided in the applicable Award Agreement, if the status of the Awardee of Restricted Stock as a Contributor terminates with all Participating Companies for any reason before the expiration of the Restriction Period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Awardee and shall be reacquired by the Company.

(c)
Restrictions on Transfers.   Except as otherwise provided in an applicable Award Agreement, no shares of Restricted Stock received by an Awardee, and no interest therein, shall be capable of being sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.

(d)
Death, Total Disability or Retirement . In cases of death, Total Disability or Retirement or in cases of special circumstances concerning an Awardee of Restricted Stock, the Committee may, in its sole discretion when it finds that a waiver would be in the best interests of the Company, elect to waive any or all remaining restrictions with respect to such Restricted Stock.

(e)
Escrowed Shares.   The Committee may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Stock delivered under this Plan may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the Restriction Period expires or until restrictions thereon otherwise lapse, and may require, as a condition of any Award of Restricted Stock that the Awardee shall have delivered a stock power endorsed in blank relating to the Restricted Stock.

(f)
Exchange of Restricted Shares . Nothing in this Section 6 shall preclude an Awardee of Restricted Stock from exchanging any shares of Restricted Stock subject to the restrictions contained herein for any other shares of Stock that are similarly restricted.

(g)
Legended Certificates.   Subject to Sections 4(f) and 6(e) , each person who is awarded Stock under this Plan shall be issued a certificate for the shares of Stock. Such certificate shall be registered in the name of the Awardee, and shall bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to such Award and shall be subject to appropriate stop-transfer orders.

(h)
Automatic Exchange for Class B Shares.   The Committee may (i) require that any shares of Stock that are not Class B Shares be automatically exchanged for Class B Shares upon Class B Shares becoming authorized and (ii) restrict all transactions in, and voting of, such shares of Stock prior to such exchange, all as specified in the applicable Award Agreements.

7.   ADMINISTRATION OF THE PLAN

(a)
This Plan shall be administered by the Committee, which may delegate its functions to other persons to the extent provided in Section 7(e) below.  Each member of the Committee shall be both a member of the Board, a “non-employee director” within the meaning of Rule 16b-3(b)(3)(i) under the Act or successor rule or regulation and an “outside director” within the meaning of Section 162(m) of the Code.

(b)
The   Committee shall have the power to do all things necessary or convenient to effect the intent and purposes of the Plan consistent with the provisions hereof, including without limitation, the power to:

i.	determine the terms and conditions of each Incentive Program and Award under the Plan;

ii.	select those Contributors who shall be Participants to whom Awards may be granted pursuant to a Incentive Program under the Plan and those eligible persons to whom Awards shall be granted;

iii.	determine the amount to be paid pursuant to each Award;

iv.	determine whether and the extent to which the conditions to the payment or other grant of an Award have been satisfied;

v.	provide rules and regulations from time to time for the management, operation and administration of the Plan and the Incentive Programs;

vi.	construe the Plan and the Incentive Programs, which construction shall be final and conclusive upon all parties; and

vii.	correct any defect, supply any omission or reconcile any inconsistency in the Plan and any Incentive Programs in such manner and to such extent as it shall deem expedient.

(c)
All decisions, determinations or actions of the Committee made or taken pursuant to grants of authority under this Plan shall be made or taken in the sole discretion of the Committee and shall be final, conclusive and binding on all persons for all purposes.

(d)	The Committee’s decisions and determinations under this Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

(e)
The Committee may, in its sole discretion, delegate such of its powers as it deems appropriate; provided , however , that the Committee may not delegate its responsibility (i) to make Awards to executive officers of the Company or (ii) to make Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code.  The Committee also may appoint agents to assist in the day-to-day administration of this Plan and may delegate the authority to execute documents under this Plan to one or more members of the Committee or to one or more officers of the Company.  For purposes of this Plan, all Awards in respect of directors shall be made by the Board acting as the Committee hereunder.

(f)
If a Change in Control has not occurred and if the Committee determines that a Participant has taken action inimical to the best interests of any Participating Company, the Committee may, in its sole discretion, terminate in whole or in part such portion of any Option or terminate any Award of Restricted Stock for which the Restriction Period has not lapsed.

8.   BENEFICIARY

The Beneficiary of an Award shall be the Awardee’s estate, which shall be entitled to receive the Award, if any, payable under this Plan upon his or her death. An Awardee may file with the Company a written designation of one or more persons as a Beneficiary in lieu of his or her estate, who shall be entitled to receive the Award, if any, payable under this Plan upon his or her death, subject to the enforceability of the designation under applicable law at that time.  An Awardee may from time-to-time revoke or change his or her Beneficiary designation, with or without the consent of any prior Beneficiary as required by applicable law, by filing a new designation with the Company.  Subject to the foregoing, the last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Awardee’s death, and in no event shall it be effective as of a date prior to such receipt.  If the Committee is in doubt as to the right of any person to receive such Award, the Company may retain such Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay such Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefore.

9.   AMENDMENT, EXTENSION OR TERMINATION

The Board may, at any time, amend or terminate this Plan and, specifically, may make such modifications to this Plan as it deems necessary to avoid the application of Section 162(m) of the Code. However, no amendment shall, without approval by a majority of the Company’s stockholders, (a) alter the group of persons eligible to participate in this Plan, (b) except as provided in Section 4(d) increase the maximum number of shares of Stock that are available for Awards under this Plan, or (c) except for adjustments pursuant to Section 4(d) or Section 3(k) or as otherwise provided for in this Plan, decrease the Option price for any outstanding Option after the date the Option is granted or accept the surrender of any outstanding Option as consideration for the grant of a new Option with a lower price than the Option being surrendered. If a Change in Control has occurred, no amendment or termination shall impair the rights of any person with respect to a prior Award.

10.   CONDITIONS SUBSEQUENT

The exercise of any Option and the receipt of any Equity Award shall be subject to the satisfaction of such conditions subsequent as may be provided for in the applicable Award Agreement. Without limiting the foregoing, except following a Change in Control, if the Awardee terminates his or her status as a Contributor in breach of any covenants and conditions subsequent set forth in his or her Award Agreement and becomes an employee or director of, or a contractor to, a competitor of the Company within one year after the date of exercise of any Option or the receipt of any Award, the Awardee shall pay to the Company an amount equal to any gain from the exercise of the Option or the value of the Award other than Options, in each case measured by the amount reported as taxable compensation to the Awardee by the Company for federal income tax purposes and in the case of Options that are incentive stock options, in an amount equal to the amount that would have been reported as taxable income were such Options not incentive stock options, and in each case without regard to any subsequent fluctuation in the market price of the shares of common stock of the Company. Any such amount due hereunder shall be paid by the Awardee within thirty days of becoming employed by a competitor. By accepting an Option or other Award hereunder, the Awardee is authorizing the Company to withhold, to the extent permitted by law, the amount owed to the Company hereunder from any amounts that the Company may owe to the Awardee in any capacity whatsoever.

11.    MISCELLANEOUS

(a)
Nothing in this Plan or any Award granted hereunder shall confer upon any Contributor any right to continue in the employ of any Participating Company or interfere in any way with the right of any Participating Company to terminate his or her status as a Contributor at any time. No individual shall have any claim to an Award until it is actually granted under this Plan. To the extent that any individual acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments of cash to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

(b)
No   Award under this Plan shall be taken into account in determining an Awardee's compensation for the purpose of any group life insurance or other employee benefit plan unless so provided in such benefit plan. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of any Participating Company for the benefit of its employees unless the Company shall determine otherwise.

(c)
This Plan shall not be deemed the exclusive method of providing incentive compensation for a Contributor, nor shall it preclude the Committee or the Board from authorizing or approving other forms of incentive compensation.

(d)
With the exception of payments made following the death of an Awardee, the rights and benefits of an Awardee hereunder are personal to the Awardee and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.  Any Beneficiary of an individual receiving an Award shall be subject to all terms and conditions of the Plan.

(e)
The Committee may cause to be made, as a condition precedent to the payment of any Award, or otherwise, appropriate arrangements with the Awardee or his or her Beneficiary, for the withholding of any federal, state, local or foreign taxes.

(f)	The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required.

(g)	The terms of this Plan shall be binding upon the Company and its successors and assigns.

(h)	Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

(i)
To the extent Awards issued under this Plan are intended to be exempt from the application of Section 162(m) of the Code, which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year, the Committee may, without stockholder approval, amend this Plan retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s Federal income tax deduction for compensation paid pursuant to this Plan.

12.    DEFINITIONS

For purposes of this Plan, the following terms shall have the indicated meanings:

“ Act ” means the Securities Exchange Act of 1934, as amended.

“ Affiliate ” means, with respect to the Company, any entity that, directly or indirectly, is controlled by the Company.  For purposes of this definition, the term “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“ Award ” means an award granted in accordance with the provisions of this Plan in the form of Options, Stock or cash, or any combination thereof.

“ Award Agreement ” means the written agreement evidencing each Award granted under this Plan, other than cash Awards.

“ Awardee ” means any Contributor designated or, as context requires, potentially eligible to be designated, by the Committee to receive an Award permitted to be received by such individual hereunder.

“ Beneficiary ” means the estate of an Awardee or such other beneficiary or beneficiaries lawfully designated pursuant to Section 8 to receive the amount, if any, payable under this Plan upon the death of the Awardee.

“ Board ” means the Board of Directors of the Company.

“ Change in Control ” has the meaning set forth in Treasury Regulation §1.409A-3(i)(5).

“ Class B Shares ” means shares of any class of Stock without voting rights or the voting rights of which are limited.

“ Code ” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. (All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered).

“ Committee ” means the Human Resources Committee of the Board or such other committee as may be designated by the Board to administer this Plan; provided that , with respect to any Awardee who is a Non-employee Director, the Committee shall be read to mean the Board or such committee thereof to which the Board has delegated the responsibility for setting compensation for Non-employee Directors.

“ Company ” means Investors Capital Holdings, Ltd. and its successors and assigns.

“ Contributor ” has the meaning set forth in Section 1.

“ Covered Executive ” means for any Performance Period, an Awardee who is a “covered employee ” as described in Section 162(m)(3) of the Code during such Performance Period.

“ Equity Award ” shall mean any grant of an Option or Stock under this Plan.

“ Fair Market Value ”, unless otherwise indicated in the provisions of this Plan, means, as of any date, the closing price for one share of Stock on the NYSE AMEX for the most recently completed trading day or, if no sales of Stock have taken place on such date, the closing price on the most recent date on which selling prices were quoted, the determination to be made in the discretion of the Committee.

“ Incentive Program ” means the particular terms applicable to Awards for a Performance Period as determined by the Committee, all as set forth in this Plan including, in particular, Section 2 and Section 3 ; provided that, regarding Awards for Covered Executives, such terms must be determined by the Committee not later than the Outside Rules Date.

 “ Incentive Stock Option ” means a stock option qualified under Section 422 of the Code.

“ Non-employee Director ” means a member of the Board who is not otherwise an employee of the Company or an Affiliate.

“ Nonqualified Stock Options ” means any option to acquire Stock that is not an Incentive Stock Option.

“ Option ” means an option awarded under Section 5 of this Plan to purchase Stock of the Company, which option may be an Incentive Stock Option or a Nonqualified Stock Option.

“ Outside Rules Date ” means the date that is not later than the earlier of the date that is ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed, or such other date by which the related action must be taken in accordance with the Treasury Regulations promulgated under Section 162(m) of the Code in respect of a Covered Executive.

“ Participants ” means, with respect to an Incentive Program, Contributors designated by the Committee as potentially eligible to receive an Award under the Incentive Program.

 “ Participating Company ” means the Company or any Affiliate; provided, however , that for Incentive Stock Options only, “Participating Company” means the Company or any corporation that at the time such Option is granted qualifies as a “subsidiary” of the Company under Section 425(f) of the Code.

 “ Performance Criterion ” means, and may be measured in terms of, the attaining of any business-related performance goals specified by the Committee, including but not limited to the following criteria, and/or the role played by a Participant in connection therewith:  (i) net income, (ii) earnings per share, (iii) operating income, either before or after deduction of performance compensation including Bonus Awards, (iv) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (v) book value per share, (vi) return on stockholders’ equity, (vii) expense management, (viii) return on investment before or after the cost of capital, (ix) improvements in capital structure, (x) profitability of an identifiable business unit or product, (xi) profit margins, (xii) stock price, (xiii) market share, (xiv) revenues or sales, (xv) costs, (xvi) cash flow, (xvii) working capital, (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital), (xix) return on assets, (xx) customer satisfaction, (xxi) business development, (xxii) completion of transactions, (xxiii) market share, (xxiv) progress towards long term business goals and (xxv) gross dealer concessions.  A Performance Criterion may be measured over a performance period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. Unless otherwise determined by the Committee or by nature not so determinable, the Performance Criteria will be determined using GAAP consistently applied during a Performance Period by no later than the Outside Rules Date; provided that, with respect to any Covered Executive the Performance Criteria shall be such as to qualify as pre-established objective performance goals within the Section 162(m) Rules.

“ Performance Period ” has the meaning set forth in Section 2 .

“ Plan ” means this Investors Capital Holdings, Ltd. Amended and Restated Equity and Cash Bonus Incentive Stock Plan, as the same may be amended, administered or interpreted from time to time.

“ Retirement ” means voluntary termination by an Awardee of active employment, or other voluntary termination of his or her status as a Contributor with the Company or an Affiliate upon or after attaining age 62.

“ Restriction Period ” has the meaning set forth in Section 6

“ Restricted Stock ” means Stock awarded under Section 6 of this Plan subject to such restrictions and conditions, including a minimum holding period, as the Committee deems appropriate or desirable and as reflected in the Award Agreement with respect to which the Restricted Stock is granted.

“ Stock ” means the common shares of the Company, including such classes thereof as may be authorized by the Certificate of Incorporation of the Company from time to time.

“ Total Disability ” means an Awardee’s physical or mental condition resulting from bodily injury, disease or mental disorder that renders the Awardee incapable of continuing his or her status as a Contributor. The Committee, acting with the benefit of appropriate medical advice and examination, shall determine whether and when a Disability exists.

“ 2005 Plan " means the Company's 2005 Equity Incentive Plan, which was adopted on May 17, 2005.

13.   EFFECTIVE DATE, TERM OF PLAN AND SHAREHOLDER APPROVAL

The effective date of this Plan is October 26, 2011 (the “Effective Date”) The Plan amends and restates the 2005 Plan.  Awards made under the 2005 Plan prior to the Effective Date shall continue to be governed by the 2005 Plan.  Awards of Stock that are comprised of Conditional Shares shall not be effective if this Plan is not approved by shareholders at the first annual meeting of the Company following the Effective Date.

The Plan will continue in effect for existing Awards as long as any such Award is outstanding.